Exhibit 10.2
GUARANTY

THIS GUARANTY (this “Guaranty”), dated as April 20, 2018 (the “Effective Date”), is made by RGC RESOURCES, INC. (“Guarantor”), in favor of MOUNTAIN VALLEY PIPELINE, LLC, SERIES B (“Company” or “Series B”).
RECITALS:

A.
WHEREAS, RGC MIDSTREAM, LLC (the “Obligor”), each other member of the Company (“Other Member(s)”) and the Company have entered into that certain Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC, dated as of April 6, 2015 (the “LLC Agreement”), and Schedule I-B thereto, dated April 6, 2018 (together with the LLC Agreement, the “Agreement”), whereby Obligor and Other Member(s) each became members of the Company (and any term defined in the Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Agreement);

B.	WHEREAS, Obligor is required to provide performance assurance to the Company to secure Obligor’s Series B Obligations (defined below);

C.	WHEREAS, Guarantor is a Qualified Guarantor as of the Effective Date and has agreed to issue this Guaranty in order to fulfill Obligor’s obligations under the Agreement; and

D.	WHEREAS, Guarantor will directly or indirectly benefit from the Agreement among the Company, Obligor and Other Member(s).
NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Company’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of the Company as follows:
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1.
GUARANTY. Subject to the terms and provisions hereof, Guarantor hereby absolutely and irrevocably guarantees the timely payment of the “Series B Obligations,” with such term to mean, with respect to the period from the date hereof to the date of the Southgate Initial Release or until this Guaranty is earlier terminated pursuant to Section 8 hereof, Obligor’s obligations to make Capital Contributions to the Company under the Agreement, subject to a limit equal to $153,000.00 in the aggregate for all such Capital Contributions (the “Aggregate Limit”), which Aggregate Limit, without further action of the Company or Guarantor, shall be automatically reduced (i) to reflect any Performance Assurances posted by any New Members of Series B and (ii) in connection with a Disposition of all or a portion of Obligor’s Membership Interest in Series B, to reflect the replacement Performance Assurances to be posted by the Assignee of such Series B Membership Interest. In no event shall Guarantor be subject hereunder to consequential, exemplary, indirect, incidental, special, or punitive damages howsoever arising under this Guaranty.

2.	DEMANDS AND PAYMENT.

a.
If Obligor fails to pay any Series B Obligation to the Company when such Series B Obligation is due and owing under the Agreement (an “Overdue Obligation”), the Company may present a written demand to Guarantor calling for Guarantor’s payment of such Overdue Obligation pursuant to this Guaranty (a “Payment Demand”).

b.
Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to the Company is conditioned upon Guarantor’s receipt of a Payment Demand from the Company satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand and the specific date(s) upon which such Overdue Obligation(s) became due and owing under the Agreement; (ii) such Payment Demand must be delivered to Guarantor in accordance with Section 9 below; and (iii) the specific Overdue Obligation(s) addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.

c.
After issuing a Payment Demand in accordance with the requirements specified in Section 2(b) above, the Company shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Guarantor receives such demand unless the Obligor pays such Series B Obligation within such period.

3.	REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

a.
It is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

b.
No authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

c.
This Guaranty constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

4.
RESERVATION OF CERTAIN DEFENSES. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which the applicable Obligor is or may be entitled arising from or out of the Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of such Obligor or any lack of power or authority of such Obligor to enter into and/or perform the Agreement.

5.	AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and the Company.

6.	WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

a.
Except as required in Section 2 above, Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) presentment and demand concerning the liabilities of Guarantor; and (iii) any right to require that any action or proceeding be brought against Obligor or any other person, or to require that the Company seek enforcement of any performance against Obligor or any other person, prior to any action against Guarantor under the terms hereof.

b.
No delay by the Company in the exercise of (or failure by the Company to exercise) any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from its obligations hereunder (with the understanding, however, that the foregoing shall not be deemed to constitute a waiver by Guarantor of any rights or defenses which Guarantor may at any time have pursuant to or in connection with any applicable statutes of limitation).

c.
Without notice to or the consent of Guarantor, and without impairing or releasing Guarantor’s obligations under this Guaranty, the Company may: (i) subject to the Aggregate Limit, change the manner, place or terms for payment of all or any of the Series B Obligations (including renewals, extensions or other alterations of the Series B Obligations); (ii) release Obligor or any person (other than Guarantor) from liability for payment of all or any of the Series B Obligations; or (iii) receive, substitute, surrender, exchange or release any collateral or other security for any or all of the Series B Obligations.

7.
REINSTATEMENT. Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made hereunder is at any time avoided or rescinded or must otherwise be restored or repaid by the Company as a result of the bankruptcy or insolvency of the Obligor, all as though such payments had not been made.

8.
TERMINATION. This Guaranty and the Guarantor’s obligations hereunder will terminate automatically and immediately on the earlier to occur of (i) the date of the Southgate Initial Release, and (ii) the date that is two years after the Effective Date.

9.
NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by the Company to Guarantor, or by Guarantor to the Company, as applicable, shall be in writing and may be delivered either by (i) U.S. certified mail with postage prepaid and return receipt requested, or (ii) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or the Company, as applicable, to the other in accordance with the requirements of this Section 9):

TO GUARANTOR:	TO COMPANY:
RGC Resources, Inc. 519 Kimball Avenue NE Roanoke, Virginia 24016 Attn: Paul Nester Phone: 540-777-3837	Mountain Valley Pipeline, LLC, Series B c/o MVP Holdco, LLC EQT Plaza 625 Liberty Avenue Pittsburgh, Pennsylvania 15222 Attn: David Gray Phone: (412) 553-5700
[Tel: (540) 777-3853 -- for use in connection with courier deliveries]	[Tel: (412) 553--7781 for use in connection with courier deliveries]

Any Notice given in accordance with this Section 9 will (i) if delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (ii) if not delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient's normal business hours on the next Business Day after such delivery.

10.	MISCELLANEOUS.

a.	Article 11 and Section 13.07 of the Agreement are incorporated herein and apply to this Guaranty as if it was the “Agreement” referenced therein, mutatis mutandis.

b.
This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of the Company. The Company may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor.

c.
This Guaranty embodies the entire agreement and understanding between Guarantor and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, that for the avoidance of doubt, this Guaranty does not replace, modify or supersede any guaranty made in respect of the Mainline Facilities (as defined in the Agreement).

d.
The headings in this Guaranty are for purposes of reference only and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders. The term "person" as used herein means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated association, or government (or any agency or political subdivision thereof).

e.
Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

f.
Guarantor agrees that it shall have no right of subrogation against Obligor, or otherwise directly hold any Membership Interest, in each case arising from Guarantor’s performance of any Series B Obligation. By its acceptance of this Guaranty, the Company agrees that any performance of any Series B Obligation by Guarantor shall, for all purposes as between the Company, the Company and the Members, be deemed performance by Obligor; and Guarantor agrees that any performance of any Series B Obligation by Guarantor shall, for all purposes as between Guarantor, Obligor and all Persons Controlled by Guarantor, be considered a Capital Contribution of the entire amount by Guarantor through one or more Persons Controlled by Guarantor and ultimately to Obligor.

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on April 20, 2018, but it is effective as of the Effective Date.

RGC RESOURCES, INC.

By: /s/ John S. D'Orazio

Name: John S. D'Orazio
Title: President and CEO

Series B Guaranty (RGC)